COLLEGE BOUND STUDENT ALLIANCE, INC.
                      333 South Allison Parkway, Suite 100
                            Lakewood, Colorado 80026
                                 (303) 804-0155


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 30, 2002


           TO THE SHAREHOLDERS OF COLLEGE BOUND STUDENT ALLIANCE, INC.

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of College Bound Student Alliance, Inc., a Nevada corporation (the "Company"), will be held at the Company's headquarters at 333 South Allison Parkway, Suite 100, Lakewood, Colorado 80226, on Tuesday April 30, 2002, at 10:00 a.m., Mountain Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified; and
     2. The ratification of the appointment of Hein + Associates as the Company's independent auditors; and
     3.   Approval of a 2002 Incentive Plan; and
     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the $.001 par value Common Stock of the Company of record at the close of business on March 1, 2002 will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournment thereof. The proxies are being solicited by the Board of Directors of the Company.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                           BY ORDER OF THE BOARD OF DIRECTORS

                           /s/ DOUGLAS C. ROTHER
                           ---------------------
                           DOUGLAS C. ROTHER, CHIEF EXECUTIVE OFFICER

Lakewood, Colorado
March 26, 2002

                      COLLEGE BOUND STUDENT ALLIANCE, INC.
                      333 South Allison Parkway, Suite 100
                            Lakewood, Colorado 80026
                                 (303) 804-0155

                        --------------------------------

                                 PROXY STATEMENT

                        --------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 30, 2002

                               GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of College Bound Student Alliance, Inc., a Nevada corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Company's headquarters at 333 South Allison Parkway, Suite 100, Lakewood, Colorado 80226, on Tuesday, April 30, 2002, at 10:00 am, Mountain Standard Time, and at any and all adjournments thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about March 29, 2002.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted giving written notice of such revocation to the Company, or by noting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report for the fiscal year ended July 31, 2001, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's $.001 par value Common Stock, with each share entitled to one vote. Only shareholders of record at the close of business on March 1, 2002 , are entitled to notice of and to vote at the Meeting or any adjournment thereof. On March 1, 2002, the Company had 26,827,629 shares of its $.001 par value Common Stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding common stock represented in person or by proxy shall constitute a quorum at the Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company $.001 par value common stock owned beneficially as of March 1, 2002, by any person, who is known to the Company to be the beneficial owner of 5% or more of such common stock, and, in addition, by each Director and Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

Name and Address of Owner             Number of Shares Owned    Percent of Class
-------------------------             ----------------------    ----------------

Chartwell International, Inc                   6,987,641            28.48% (1)
333 South Allison Parkway, Ste 100
Lakewood, CO 80226

Janice A. Jones                           11,190,442 (2)            45.61% (2)
333 South Allison Parkway, Ste 100
Lakewood, CO 80226
Vice President-Corporate Development,
Secretary and Director

John J. Grace                              4,902,801 (3)            18.98% (3)
333 South Allison Parkway, Ste 100
Lakewood, CO 80226
Chief Financial Officer

Scott G. Traynor                               2,000,000                 8.15%
5690 Buckleigh Point
Suwanee, GA 30024

Kevin W. Gemas                             1,352,000 (4)             5.51% (4)
1001 W. Glen Oaks Lane
Suite 108
Mequon, WI 53092

Jerome M. Lapin                            1,254,100 (5)             5.11% (5)
333 South Allison Parkway, Ste 100
Lakewood, CO 80226
CEO and Director

Rick N. Newton                               365,500 (6)             1.49% (6)
333 South Allison Parkway, Ste 100
Lakewood, CO 80226
Chairman of the Board

Peter Lambert                                     25,500             (7) 0.10%
3130 Wilshire Boulevard, 4th Floor
Santa Monica, CA 90400
Director

Harris Ravine                                 25,000 (8)                 0.10%
333 South Allison Parkway, Ste 100
Lakewood, CO 80226
Director

Leonard Chaikind                              25,000 (9)                 0.10%
2600 S. Gessner, Ste 501
Houston, TX 77063

Officers and Directors as a group             11,783,542                48.03%
(7 persons)

-----------------
(1) Dr. Janice A. Jones is the beneficial owner of 46% of the common stock of Chartwell International, Inc. ("Chartwell"). Dr. Jones is an officer and director of Chartwell and may be deemed to have beneficial ownership of the shares owned by record by Chartwell.

(2) Includes 6,987,641 shares held by Chartwell International, Inc., 188,500 shares held directly, 1,144,301 shares owned of record by John J. Grace (the spouse of Janice A. Jones), 1,500,000 shares owned of record by Family Jewels II Limited Partnership (an entity owned and controlled by Dr. Jones), the right to convert debt into 1,000,000 shares held by The Chartwell Group, Inc. (a company owned and controlled by Dr. Jones) and shares issuable upon option held by Janice A. Jones to purchase 1,800,000 share from Chartwell. Dr. Jones disclaims beneficial ownership of the shares beneficially held by her husband John J. Grace. Also includes 70,000 share held jointly with her husband, John J. Grace

(3) Includes 1,144,301 shares owned of record by John J. Grace, 188,500 shares held of record by Janice A. Jones, his wife, shares issuable upon an option held by Mr. Grace to purchase 200,000 shares from Chartwell, shares issuable upon an option held by Janice A. Jones to purchase 1,800,000 share from Chartwell, 1,500,000 shares owned of record by Family Jewels II Limited Partnership (an entity owned and controlled by Janice A. Jones). Mr. Grace disclaims beneficial ownership of shares beneficially owned by his wife. Also includes 70,000 shares held jointly with his wife, Janice A. Jones

(4) These shares are owned of record by Kevin W. Gemas and Wayne O. Gemas as joint tenants. Includes shares issuable upon exercise of an option to purchase 500,000 shares. See Part I - Item 1. Description of Business. Includes 352,000 shares held in escrow to secure payment of certain notes.

(5) Includes 794,100 shares held directly and 450,000 shares issuable under currently exercisable options.

(6) Includes 55,500 shares held directly and 310,000 shares issuable under an option.

(7) Includes 500 shares held directly and 25,000 shares issuable under an option.

(8) Mr. Ravine has resigned in September, 2001 and became a member of the Board of Advisors.

(9)  Includes 25,000 shares issuable under an option.

(10) This table is based on $24,537,629 shares of common stock outstanding on October 31, 2001.

     The Company knows of no arrangement or understanding, the operation of which may at a subsequent date result in a change of control of the Company.

                              ELECTION OF DIRECTORS

     The Board of Directors recommends the election as Directors of the five (5) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. The person named as "Proxy" in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held..

The directors of the Company are as follows:

      NAME               AGE                      POSITION
      ----               ---                      --------

Jerome M. Lapin          71        Chairman Of the Board and Director
Douglas Rother           50        Chief Executive Officer and President
Janice A. Jones          53        Executive Vice President - Corporate
                                   Development, Corporate Secretary and Director
Rick N. Newton           48        Director
Peter Lambert            49        Director
Leonard Chaikind         70        Director


     Effective September 20, 2001 the Company established an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Mr. Rick N. Newton and Peter Lambert. The Compensation Committee also currently consists of Rick N. Newton and Peter Lambert.

     Set forth below are the names of all Directors of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     JEROME M. LAPIN was Chief Executive Officer from August 1999 through January 2000. He is a Director since August 1999, and Chairman of the Board since December 1, 2000. From January 1994 to July 1999, Mr. Lapin was President, CEO and Chairman of the Board of Directors of American Coin Merchandising Corporation, a publicly traded company, (symbol ACMI), based in Boulder, Colorado. Mr. Lapin was a co-founder of International House of Pancakes in 1958. In 1966, he retired to Australia where he pursued private business interests including World Hosts Pty, Ltd., which owned Caprice Restaurant and established Orange Julius in Australia. In 1978 Mr. Lapin returned to the United States and became President and CEO of Topsy's International, Inc., Kansas City, Missouri, which acquired the Tastee Freez chain of 800 units. He was also President of Sanwa Foods, Inc., a soup manufacturer in Los Angeles that was subsequently acquired by Campbell Soups.

     DOUGLAS C. ROTHER President, formerly served as President of Columbine JDS Systems, Inc., from 1995 through 2000, a software and hardware provider to the electronic/media industry the largest company of its type in the world. Clients included MTV, Turner Broadcasting, Tribune, New York Times, and many others. During his five year tenure, revenues grew from $20 million to $150 million and over 700 employees worldwide reported to him. Prior to that position, he was President of Jefferson Pilot-Data Systems, one of four divisions of Jefferson-Pilot Insurance (NYSE:JP). Mr. Rother holds a B.A. in Political Science and an MBA in Marketing from the University of Memphis.

     JANICE A. JONES, Ph.D., is co-founder, and has been a director since 1997 and our corporate secretary since 1998. She was appointed Vice President - Corporate Development in March 2000. In addition, she founded and has been a director of Chartwell since its inception in 1984 and its Chief Executive Officer since 1990, as well as President and a director of NCRA. In 1979 she formed The Chartwell Group, Inc., an investment banking and financial relations firm serving emerging growth companies. Dr. Jones was engaged in investor relations for several companies from 1973 to 1982 including Cameron & Associates from 1976 to 1980. Dr. Jones holds Ph.D., 1980, and Masters, 1976, degrees in Social Sciences from Yeshiva University, and a B.A., 1973, from Hunter College. She received the Hunter College Hall of Fame Award in 1986. Dr. Jones devotes her full-time to our business and that of Chartwell.

     PETER LAMBERT has been a Director since May 2000. Since May 1999, Mr.Lambert has been the Executive Vice President and Chief Financial Officer of Century Media, Inc., a television advertising agency based in Santa Monica, California. From 1973 to 1997, Mr. Lambert was a commercial banker, primarily with Lloyds Bank (1973 to 1978), The Bank of California (1978 to 1986), and Imperial Bank (1992 to 1997), handling a wide variety of businesses including real estate developers, commercial property owners, service companies, sports teams, high net-worth individuals, talent agencies, production companies, restaurateurs, and collectors of corporate jets and thoroughbreds. Since 1997, Mr. Lambert has been the Chief Financial Officer, and one of the principal owners, of Century Entertainment, LLC, which provides consulting services to entrepreneurs in the film services business that is highly concentrated in Los Angeles. Mr. Lambert has an MBA from Loyola Marymount University in Los Angeles, and a Bachelor's Degree in Business Administration from the University of Southern California. Mr. Lambert also graduated from Stanford's Graduate School of Credit and Financial Management and the University of Oklahoma's National Commercial Lending School.

     RICK N. NEWTON has been a Director since April 1999, and served as Chairman of the Board from April 1999 to December 2000. From November 1996 to March 1999, he was Director of Corporate Finance Services at American Express Co., Denver, Colorado. From April 1990 to October 1996, he was CEO of Systems Science Institute. Mr. Newton has more than 28 years of multi-industry experience ranging from start-up to Fortune 500 companies, and he played a significant role (as an outside advisor) in our acquisition of CBS-Athletes. He graduated from the University of Colorado with a Degree in Engineering. Mr. Newton devotes approximately 5% of his time to our business.

     The Company's Directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified.

     During the fiscal year ended July 31, 2001, the Company's Board of Directors held five formal meetings. Each Director was in attendance at at least 100% of the meetings of the Board of Directors held during the period they were Directors, except that Harris Ravine, a former Director, and Peter F. Lambert attended 50% and 80% of the meetings held, respectively.

     The Company's executive officers hold office until the next annual meeting of the directors of the Company which is currently scheduled for April 30, 2002. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors or nominees was selected as an officer or director or nominee for director of the Company.

Report of Audit Committee

     Since the Audit Committee was established on December 1, 2000, the Committee has only recently been called upon to: review and discuss the Company's audited financial statements with management; discuss with the Company's independent auditors any disclosures required by Independence Standards Board No. 1 regarding auditor's independence; discuss with the Company's independent auditors any matters that are required by Statement on Auditing Standards No. 61; or recommend to the Board of Directors that audited financial statements be included in the Company's annual report to be filed with the Securities and Exchange Commission.

     The Audit Committee does not have a charter.

     The Audit Committee currently consists of Peter Lambert and Rick Newton. Both of the current members of the Audit Committee are considered to be "independent directors" under the listing standards established by the Nasdaq Stock Market.

Compliance with Section 16(a) of the Exchange Act

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, no persons who were either a Director, Officer or beneficial owner of more than 10% of the Company's Common Stock, failed to file on a timely basis reported required by Section 16(a) of the Exchange Act during the most recent fiscal year, except Harris Ravine filed a Form 4 late.


                              Annual Compensation                                     Long Term Compensation
                              -------------------                                     ----------------------
                                     Salary                                        Awards                Payouts
                                     ------                                        ------                -------
                                                                                         Securities
                                                            Other         Restricted     Underlying                 All other
   Name and                                                Annual           Stock        Option/SARS     LTIP       compen-
   Position        Year      Current     Deferred(1)    Compensation        Awards        (Number)       Payouts    sation($)
   --------        ----      -------     -----------    ------------      ---------       --------       -------    ---------
  Jerome M.
    Lapin          2001      $65,999      $97,512           $-0-             $-0-           $-0-           $-0-     $2,000(2)
    Chief
  Executive        2000        $-0-       $70,000           $-0-             $-0-          550,000         $-0-        $-0-
 Officer and
 Chairman of
the Board and
   Director

John J. Grace      2001      $44,525      $63,100-          $-0-             $-0-            -0-           $-0-     $2,000(2)
    Chief
  Financial
   Officer
------------

(1)  Deferred compensation is due November 1, 2002.

(2) Mr. Lapin received $2,000 for compensation to serve as a Director and Mr. Grace received $2,000 for compensation as a member of the Board of Advisors.

(3)  There were no bonuses paid to Mr. Lapin or Mr. Grace.

COMPENSATION OF DIRECTORS

     Beginning in May 2000, we have paid each of the Company's Directors $500 per quarter and agreed to issue the, at their choice, either options to purchase 3,000 shares of common stock exercisable at $0.50 per share or 1,500 shares of common stock, for each quarter they serve.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     In April 1999, we entered into an employment agreement with Rick Newton. Pursuant to the terms of the agreement, Mr. Newton received 55,000 restricted shares of common stock upon acceptance of his employment and an option to purchase up to 1,000,000 shares of common stock at $0.50 per share. The option is exercisable for a five-year period and vests at the rate of 200,000 shares per year. On August 10, 1999, the Board of Directors rescinded the five-year option to purchase up to 1,000,000 shares, but granted Mr. Newton the option to purchase up to 60,000 shares at $0.50 per share, this amount vested on the commencement of his employment. This option expires April 16, 2004. On May 31, 2000, Mr. Newton was granted a five-year option to purchase up to 250,000 shares at $0.50 per share. This option is vested as to 140,000 shares and will vest as to the remaining 110,000 shares on April 19, 2001 if he has performed as Chairman through November 6, 2000.

     On August 9, 1999, we entered into an Employment and Stock Option Agreement with Jerome M. Lapin, the Chief Executive Officer. Mr. Lapin's employment agreement renews automatically for successive one-year terms unless his employment is terminated. He is paid an annual salary of $60,000 and was granted five-year options to purchase 500,000 shares of common stock at $0.272 per share, half of which vested on August 9, 1999 and the remainder of which will vest August 9, 2000. Mr. Lapin has agreed that during his employment with us and for a period of three years from the termination of his employment that he will not directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of (i) any business which is materially similar to or competitive with our business in the United States or (ii) any of our then existing vendors, affiliates, or customers in the United States. Mr. Lapin's salary was increased effective March 1, 2000 to $80,000 per year. He was also granted an additional option to acquire 50,000 shares exercisable at $0.50 per share, vesting March 1, 2001. Mr. Lapin has deferred payment of his salary. At July 31, 2000, $67,053 in salary had been accrued and deferred. Effective September 1, 2000, Mr. Lapin's salary was increased to $170,000, a portion of which is deferred up to November 2, 2002. In January 2001, Mr. Lapin opted to convert $85,500 of his deferred salary into 684,000 shares of the Company's common stock. At July 31, 2001, salary deferred and accrued totaled $49,583.31.

     On August 16, 1999, we entered into a letter agreement with John J. Grace, the spouse of Janice Jones and an officer, director, and principal shareholder, with regard to his compensation for services rendered July 1, 1999 through December 31, 1999. Mr. Grace billed us for actual time worked at the rate of $100 as follows: $25 per hour payable upon receipt of billings, $50 per hour payable upon receipt of financing of $500,000 or more, and $25 per hour in stock. For the fiscal years ending July 31, 1999 and July 31, 2000, Mr. Grace earned $-0- and $107,750, respectively, and received $22,000 in March 2000. Mr. Grace has agreed to defer receipt of compensation until we receive additional financing. Mr. Grace agreed to become our CFO commencing September 1, 2000. His salary structure is substantially the same. Effective September 1, 2000, one half of Mr. Grace's salary is to be paid with the other half being deferred up to November 1, 2002. In January 2001, Mr. Grace opted to convert $82,292 of his deferred salary into 658,333 shares of the Company's common stock. At January 1, 2001, his salary was established at $11,400 per month of which 1/2 is deferred and 1/2 payable semi-monthly, and which salary is to be reduced to $10,000 per month upon hiring a V.P. of Finance and Administration. At July 31, 2001, salary deferred and accrued totaled $35,350.

     Beginning March 2000, Dr. Jones was paid an annual salary of $50,000. Effective January 1, 2001, Dr. Jones' salary increased to $60,000. In January 2001, Dr. Jones opted to convert $10,000 of deferred salary into 80,000 shares of the Company's common stock. At July 1, 2001, Dr. Jones' salary was increased to $96,000, of which a portion is deferred. At July 31, 2001, salary deferred and accrued totaled $2,000.

     On May 5, 2000 in connection with the acquisition of College Foundation Planners, Inc (CFPI), we entered into an Employment Agreement with Constance Cooper. Under the terms of the Agreement, Ms. Cooper is to be employed by us for an initial term of three years, with annual extensions thereafter by mutual consent of the parties, at an annual salary of $54,000, beginning on March 1, 2001. Ms. Cooper is entitled to a bonus equal to 50% of CFPI's annual pre-tax cash flow (Net Income) from $50,000 to $150,000 and a bonus equal to 25% of pre-tax Cash Flow (Net Income) over $150,000 to $300,000. No payments have been made or earned under this plan and a new mutually agreed to plan will be established for fiscal 2002. In addition, Ms. Cooper receives a car allowance of $380 per month. She was also granted four-year option to purchase 500,000 shares of common stock at $0.50 per share or the then current market value up to $1.00, that vest at a rate of 166,666 shares per year over the next three years, providing certain milestones are met. In August this option was exchanged for 50,000 shares of the Company's restricted common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1997, we entered into an agreement with National College Recruiting Association, Inc. ("NCRA"), a wholly-owned subsidiary of Chartwell International, Inc. Chartwell International was at the time and still is one of our principal shareholders. Chartwell became our sole stockholder in early 1996 when it acquired our stock. Dr. Janice A. Jones, a CBSA officer and director, is and was at the time the Agreement was entered into, an officer, director and principal shareholder of Chartwell. NCRA granted us an exclusive license for the use, rights, and interests in and to all of the assets constituting the business of NCRA, along with the rights to sell new and service existing franchises of NCRA and to publish the Blue Chip Illustrated magazine. The term of the Agreement is for five year, with unlimited five-year renewals under the same terms and conditions. As consideration for the license, we paid NCRA $310,000 plus 2.5% of gross revenue from licensed operations. This agreement was amended on August 1, 2000. Under the amended agreement we guarantee a royalty payment of $12,500 per month and 1.0% for revenue that exceeds ten ($10) million dollars. In addition, NCRA has agreed to defer on half of its royalty fee until the time our working capital exceeds $1 million dollars. As of July 31, 2000, $21,000 of the $310,000 was still owed to NCRA for license fee payments and is included in notes payable and due to related parties.

     From June 1997 through July 31 2000, we leased office space on a month-to-month basis from Chartwell International, Inc. Rental expense was $80,319 and $37,545 for the years ended July 31, 2000 and 1999, respectively. Beginning August 1, 2000, we entered into a new lease with an unaffiliated party.

     On February 26, 1998, we entered into a Management Services Agreement with Chartwell International, Inc. Chartwell agreed to raise capital for us as required; provide accounting and financial services; provide acquisition services; communicate with major investors, business partners and legal counsel; assist in the utilization of trade credits; assist in the preparation of business plans; and assist with external promotional announcements. We agreed to pay Chartwell $7,500 per month beginning February 1, 1998 until our revenue exceeds $4,000,000 per year. At that time, Chartwell's fee would increase to 2-1/2% of total revenue. We also agreed to reimburse Chartwell for its out of pocket expenses incurred on our behalf. Management fee expense was $52,5000 and $90,000 for the years ended July 31, 2000 and 1999, respectively. This agreement was terminated February 29, 2000. We owe $11,906 of this Management fee in the form of a note payable.

                      APPOINTMENT OF INDEPNDENT ACCOUNTANTS

     The independent accounting firm of Hein + Associates audited the financial statements of the Company for the fiscal year ended July 31, 2001, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of Hein + Associates, the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that a representative of Hein + Associates will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representative will be available to respond to appropriate questions from shareholders.

                         APPROVAL OF 2002 INCENTIVE PLAN

     The Board of Directors adopted the 2002 Incentive Plan (the "2002 Plan") on January 21, 2002, subject to approval by the Company's shareholders at the Annual Meeting.

PURPOSE OF THE 2002 PLAN

     The purpose of the 2002 Plan is to enable the Company to attract officers and other key employees and consultants and to provide them with appropriate incentives and rewards for superior performance. The 2002 Plan affords the Company the ability to respond to changes in the competitive and legal environments by providing the Company with flexibility in key employee and executive compensation. This plan is designed to be an omnibus plan allowing the Company to grant a wide range of compensatory awards including stock options, stock appreciation rights, phantom stock, restricted stock, stock bonuses and cash bonuses. The 2002 Plan is intended to encourage stock ownership by recipients by providing for or increasing their proprietary interests in the Company, thereby encouraging them to remain in employment.

DESCRIPTION OF THE 2002 PLAN

     GENERAL. The following general description of certain features of the 2002 Plan is qualified in its entirety by reference to the 2002 Plan, which is attached as Exhibit B. Subject to adjustment as provided in the 2002 Plan, the number of shares of Common stock that may be issued or transferred, plus the amount of shares of Common stock covered by outstanding awards granted under the 2002 Plan, shall not in the aggregate exceed 3,000,000.

     ELIGIBILITY. Officers, including officers who are members of the Board of Directors, Directors and key employees of and consultants and advisors to the Company may be selected by the Board of Directors to receive benefits under the 2002 Plan.

     TERMS OF OPTIONS AND OTHER POSSIBLE AWARDS. The 2002 Plan authorizes the granting of options to purchase shares of Common stock, stock appreciation rights ("SARs"), limited subscription rights ("LSARs"), phantom stock, restricted shares, stock bonuses and cash bonuses. The terms applicable to these various types of awards, including those terms that may be established by the Board of Directors when making or administering particular awards, are set forth in detail in the 2002 Plan.

     TRANSFERABILITY OF AWARDS. Except as may be limited by the Board of Directors at the time of grant, and except for Restricted Stock, awards granted under the 2002 Plan may be transferred or assigned to others. The transfer of options and other awards could have the effect of reducing the incentive effect of the award to the extent that after a transfer the holder may not have any direct relationship with us.

     OPTIONS. The Board of Directors may grant Options that entitle the optionee to purchase shares of Common stock at a price less than, equal to or greater than market value on the date of grant. The option price is payable at the time of exercise (i) in cash or cash equivalent, or (ii) by the transfer the Company of shares of Common stock that are already owned by the optionee and have a value at the time of exercise equal to the option price. In addition, at the time of grant the Board of Directors may provide that an Option may be exercised in a "cashless" transaction in which the holder may surrender all or a portion of the Option and receive the number of shares of Common stock equal in value to the Fair Market Value per share at the date of surrender less than the exercise price per share of the Option, multiplied by the number of shares which may be purchased under the Option, or portion thereof, being surrendered.

     Options granted under the 2002 Plan may be Options that are intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986 ("Code") or Options that are not intended to so qualify. The 2002 Plan permits the granting of incentive stock options or nonqualified stock options at the discretion of the Board of Directors. The exercise price for nonqualified stock options granted may not be less than the fair market value per share of Common stock on the date of grant. The exercise price for ISOs may not be less than the fair market value per share of Common stock on the date of grant, and ISOs granted to persons owning more than 10% of the Company's voting stock must have an exercise price of not less than 110% of the fair market value per share of Common stock on the date of grant. All ISOs granted must be exercised within ten years of grant, except that ISOs granted to 10% or more shareholders must be exercised within five years of grant. The aggregate market value (as determined as of the date of grant) of the Common stock for which any optionee may be awarded ISOs which are first exercisable by such optionee during any calendar year may not exceed $100,000.

     The Board of Directors may specify the conditions, including as and to the extent determined by the Board of Directors, the period or periods of continuous employment of the optionee by the Company or any subsidiary that are necessary before the Options will become exercisable. The 2002 Plan also provides that in the event of a change in control of the Company or other similar transaction or event, each Option granted under the 2002 Plan shall become fully and immediately exercisable.

     STOCK APPRECIATION RIGHTS. Stock Appreciation Rights ("SARs")granted under the 2002 Plan may be either freestanding or granted in tandem with an Option. Limited Stock Appreciation Rights ("LSARs") may only be granted in connection with the grant of an Option and may only be exercisable in the event of a change in control in lieu of exercising the Option. SARs and LSARs represent the right to receive from the Company the difference ("Spread"), or a percentage thereof not in excess of 100 percent, between the base price per share of Common stock in the case of a free-standing SAR, or the option price of the related Options in the case of a tandem SAR or LSAR, and the market value of the Common stock on the date of exercise of the SAR or LSAR. Tandem SARs may only be exercised at a time when the related Option Right is exercisable, and the exercise of a tandem SAR requires the surrender of the related Option Right for cancellation. A free-standing SAR must specify the conditions that must be met before the SAR becomes exercisable and may not be exercised more than 10 years from the date of grant.

     PHANTOM STOCK. The Board of Directors may grant shares of Phantom Stock under the 2002 Plan pursuant to an agreement approved by the Board of Directors which provides for vesting conditions it deems appropriate. Upon vesting of a share of Phantom Stock the participant will receive in cash a sum equal to the fair market value of a share of Common stock on the date of vesting plus an amount of cash equal to the aggregate amount of cash dividends paid on each share of the Company's Common stock commencing on the date of grant of the Phantom Stock. In the event of a change in control, all shares of unvested Phantom Stock outstanding shall become immediately vested.

     RESTRICTED SHARES. An award of Restricted Shares involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common stock in consideration of the performance of services or, as and to the extent determined by the Board of Directors, the achievement of certain performance criteria. The participant is entitled immediately to voting, dividend and other ownership rights in the shares. The transfer may be made without additional consideration from the participant or in consideration of a payment by the participant that is less than the market value of the shares on the date of grant, as the Board of Directors may determine. In the event of a change in control, unvested Restricted Stock shall become immediately vested.

     STOCK BONUSES. The Board of Directors may grant Stock Bonuses under the 2002 Plan in such amounts as it shall determine from time to time. Stock Bonuses shall be paid at such times and subject to the conditions the Board of Directors determines at the time of the grant.

     CASH BONUSES. Subject to the provisions of the Plan, the Board of Directors may grant, in connection with any grant of Restricted Stock or Stock Bonus or at any time thereafter, a cash bonus, payable after the date on which a Participant is required to recognize income for federal income tax purposes in connection with such Restricted Stock or Stock Bonus, in such amounts as the Board of Directors shall determine. However, in no event shall the amount of a Cash Bonus exceed 50% of the fair market value of the related shares of Restricted Stock or Stock Bonus.

     ADJUSTMENTS. The maximum number of shares of Common stock that may be issued or transferred under the 2002 Plan, the number of shares covered by outstanding awards and the option prices or base prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar transactions or events.

     ADMINISTRATION AND AMENDMENTS. The 2002 Plan is administered by the Board of Directors. In connection with its administration of the 2002 Plan, the Board of Directors is authorized to interpret the 2002 Plan and related agreements and other documents. The Board of Directors may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the 2002 Plan. The Board of Directors may, with the concurrence of the affected participant, cancel any agreement evidencing an award granted under the 2002 Plan. In the event of any such cancellation, the Board of Directors may authorize the granting of a new award under the 2002 Plan in such manner, at such price and subject to such other terms, conditions and discretion as would have been applicable under the 2002 Plan had the canceled award not been granted.

     The 2002 Plan may generally be amended from time to time by the Board of Directors, but without further approval by the shareholders of the Company, except that no such amendment (unless expressly allowed pursuant to the adjustment provisions described above) may increase the aggregate number of shares that may be issued under the 2002 Plan.

     TAX CONSEQUENCES TO THE COMPANY. To the extent that a participant recognizes ordinary income in the circumstance described above, the Company will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense, is not subject to the annual compensation limitation set forth in Section 162(m) of the Code and is not an "excess parachute payment" within the meaning of Section 280G of the Code, and (ii) any applicable withholding obligations are satisfied.

     NEW PLAN BENEFITS. No options or awards have been granted under the 2002 Plan. The future benefits or amounts that would be received under the 2002 Plan by Executive Officers, Directors and non-executive officer employees are discretionary and are therefore not determinable at this time.

     VOTE REQUIRED FOR APPROVAL; BOARD RECOMMENDATION. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be required to approve the 2002 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                  ANNUAL REPORT

     The Company's Annual Report for the fiscal year ending July 31, 2001, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

              DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR THE
                     ANNUAL MEETING TO BE HELD IN APRIL 2003

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in April 2003 must be received at the offices of the Company, 333 South Allison Parkway, Suite 100, Lakewood, Colorado 80226, no later than October 31, 2002, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                 /s/ DOUGLAS C. ROTHER
                                 ---------------------
                                 DOUGLAS C. ROTHER, CHIEF EXECUTIVE OFFICER

Lakewood, Colorado
March 26, 2002